Exhibit 10.6

BUSINESS ADVISORY AGREEMENT

Business Advisory Agreement (“Agreement”) made this 9th day of March 2007 between First Capital Business Development, LLC, a Colorado limited liability company, located at 16293 East Dorado Place, Centennial, CO 80015 (“FCBD”) and IPtimize, Inc., a Minnesota corporation located at 2135 S. Cherry Street, Suite 200, Denver, Colorado 80222 (“Iptimize”). FCBD and Iptimize are sometimes individually referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

          WHEREAS, Iptimize is engaged in providing voice-over-internet protocol (“VoIP”) services and related systems to small to medium-sized businesses; and

          WHEREAS, Iptimize, which is presently insolvent and has a negative shareholder equity balance, is seeking to engage in restructuring and recapitalization activities that will facilitate the establishment of one or more short-term and permanent capital contributions in an aggregate amount up to $7.0 million that will fund its outstanding liabilities and the development of its business model (the “Transaction”); and

          WHEREAS, Iptimize desires to engage FCBD to perform restructuring advisory and business development services for and on behalf of Iptimize; and

          WHEREAS, FCBD is willing to provide restructuring and recapitalization advisory services to Iptimize on the terms and subject to the condition set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements set forth in this Agreement, the receipt and adequacy of which are hereby jointly and severally acknowledged and accepted, the Parties agree as follows:

          1.      The Services.

Iptimize hereby engages FCBD to perform the Services (as that term is defined below) and FCBD hereby accepts such engagement and agrees to perform the Services upon the following terms and conditions:

                    A.      Definition of the Services. The Services to be provided by FCBD shall include but shall not be limited: (i) to the preparation and/or performance of FCBD Work Product, which for the purposes of this Agreement shall mean (a) the FCBD review of the historical financial statements of Iptimize; (b) the FCBD review, analysis and revision of Iptimize prepared reports, profiles and proposals; (c) the FCBD review, analysis and revision of Iptimize prepared summaries; (d) the FCBD review, analysis and revision of Iptimize prepared presentations; (e) FCBD’s review of Iptimize assembled, organized and cross-referenced due diligence notebooks; and (f) FCBD’s review and analysis of Iptimize prepared synopsis, analysis, outlines, abstracts and compendium; (ii) assist Iptimize in the examination, analysis and comment on Iptimize’s existing corporate structure, products, operations, sales, marketing, distribution, financing and capital needs; (iii) assist Iptimize’s management in structuring or restructuring pending acquisitions and/or recapitalization plans; (iv) assist Iptimize in screening and organizing a list of investment banking, financial institutions, brokerage firms, institutional investors, mutual funds, hedge funds or individuals, firms or entities interested in financing Iptimize on a bridge and/or permanent basis (collectively the “Candidates”); (v) assist Iptimize in initiating contact with potential Candidates that may be interested in entering into an arrangement to invest capital in Iptimize; (vii) distributing copies of FCBD reviewed documents to the Candidates; (vi) initiating discussions, assessing interest levels, and discuss the same with Iptimize’s management; (viii) assisting Iptimize’s management in the negotiating and closing of financing contracts or arrangements; (ix) enter into discussions with Iptimize relating to any funding or restructuring; and (x) advise on the formation of one or several restructuring plans that involve the issuance of debt or equity securities of Iptimize and other corporate matters. The foregoing is hereinafter collectively referred to as the “Services.” Simultaneously with the monthly expense report enumerated in Section 5, FCBD shall submit to Iptimize an updated list of any and all Candidates.

                    B.       Exclusivity. Iptimize acknowledges, accepts and agrees that during the term of this Agreement as defined in Section 3, this Agreement is and shall be exclusive, and Iptimize is prohibited from attempting to consummate a restructuring, financing or merger/acquisition transaction with any other business development agents, independent contractors or finders except entities specifically excluded in writing and agreed by the parties. As of the date of this Agreement, no such exclusions exist. Iptimize further acknowledges, accepts and agrees that FCBD shall be free to provide business development services for any and all other clients, provided, however that FCBD shall not consummate or attempt to consummate financial advisory services with any Candidate that would conflict with any of the Services being rendered to Iptimize.

                    C.      Cooperation by Iptimize. In conjunction with the Services, Iptimize covenants and agrees to:

          1).      Availability. Make its executive officers, directors and employees available to FCBD via in person meetings or telephone conferences at such mutually agreed upon place during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling;

          2).      Documentation. Provide or make available to FCBD all financial statements, management biographies, membership interest lists, contracts, confidential business records, background, reports, research, summaries and other relevant documentation, data and information related to its business and which may be necessary to the preparation of an FCBD reviewed executive summary, profile or other documentation to be presented to Candidates; and

3). Assistance. Assist FCBD in FCBD’s review of Iptimize prepared reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of FCBD, to properly present Iptimize as an investment, partner or vendor opportunity to potential Candidates.

                     D.          Non-Disclosure by FCBD. FCBD hereby covenants and agrees that any and all financial statements, confidential business information and documentation supplied to it by Iptimize: (i) is and shall remain the exclusive property of Iptimize; (ii) shall be the subject of reasonable precautions to prevent any third party or person access thereto; (iii) shall not be disclosed to any third party without the prior consent of Iptimize; and (iv) shall be returned to Iptimize without being copied upon the termination of this Agreement.

          2.         FCBD Status.

                     A.          Independent Contractor. FCBD is and shall be in all respects an independent contractor entitled to utilize its own systems, methods and geographical locations to perform the Services. FCBD shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of Iptimize. Except with respect to confidential and proprietary information, as hereinabove enumerated, neither of the Parties shall have, nor be deemed to have, any fiduciary obligation or duties to the other Party.

                      B.          No Authority. FCBD shall not have the power to enter into any agreement on behalf of or otherwise bind Iptimize, or to hold itself out as an agent of Iptimize. Iptimize shall not be held liable for the acts of FCBD.

           3.        Term and Termination.

This Agreement shall be effective upon its execution and shall remain in effect for two years, but shall be non-cancelable for the first six months (the “Term”). After the first six months of the Term, Iptimize shall have the right to terminate FCBD’s engagement hereunder by furnishing FCBD with a 60-day advance written notice. However, no termination of this Agreement by Iptimize shall in any way affect the following rights of FCBD to receive, as a result of the Services rendered hereunder, the following, which rights the Parties hereby agree and consent are absolute: (i) reimbursement for billed, accrued and/or unbilled disbursements and expenses only through the date of any termination of this Agreement, and (ii) the full amount of the compensation or fees due to FCBD as defined in this Agreement; or (iii) any transaction which may be consummated with any of the FCBD Work Product or with any Candidate which has had contact with Iptimize and occurring at any time prior to the 24th month anniversary of the termination of this Agreement. FCBD shall have the right to terminate this Agreement on 48 hours prior written notice to Iptimize upon the failure of Iptimize to timely comply with the each of the requirements of Section 4 of this Agreement or to breach any of the other provisions of this Agreement. The termination of this Agreement by FCBD shall render the same null and void, but shall not relieve Iptimize from the obligation to pay the Contract Fees (as that term is defined in Section 4.A below) due and owing prior to the date of FCBD’s termination.

          4.          Compensation.

                          A.          Contract Fee. Iptimize shall pay to FCBD a monthly contract fee of $5,000 (the “Contract Fee”). The Contract Fee shall be paid on the first of each month commencing on March 1, 2007, and continuing to be paid monthly through the end of the Term.

                           B.          Restructuring Advisory Fee. Iptimize shall pay to FCBD cash advisory fees related to the planning, research, analysis, preparation and presentation to Candidates of restructuring actions which Iptimize, at its election may pursue (the “Advisory Fees”). The Advisory Fees shall be payable as follows: (i) $30,000 payable on or before May 1, 2007, and (ii) $120,000 payable on or before July 15, 2007.

                          C.          Shares of Common Stock. Iptimize hereby covenants and agrees that as additional consideration for the Services, and within five business days from the execution of this Agreement, and prior to any reverse split, it shall cause the original issuance and delivery to FCBD of an aggregate of 8,335,000 newly issued shares of its Common Stock, $.0001 par value per share (the “Shares”). The Shares shall be purchased by FCBD at par value or an aggregate of $833.50, a price the Parties agree is fair and reasonable given the insolvent nature of Iptimize. The Shares shall be registered under the Securities Act of 1933, as amended (the “33 Act”), in accordance with the following:

                           1.)           If at any time after the date of this Agreement, and during the Term, Iptimize proposes to file a Registration Statement under the 33 Act (a “Registration Statement”); it will at such time give written notice to FCBD of its intention to do so. Upon written request of FCBD, given within 15 days after the giving of any such notice by Iptimize, Iptimize will advise FCBD that it shall include the Shares in the Registration Statement. If, however, the offering to which the Registration Statement relates is to be distributed by or through an underwriter approved by Iptimize, FCBD hereof may at its option agree to sell the Shares through such underwriter on the same terms and conditions as the underwriter agrees to sell the other securities proposed to be registered. In addition, if such underwriter determines that the inclusion of all the Shares would have an adverse effect on the offering, FCBD shall be entitled to participate in the underwriting and register the Shares on a pro rata basis or as such other quantity of the Shares as the underwriter may determine. If FCBD hereof elect not to sell the Shares through such underwriter, FCBD hereof may use the Registration Statement to register the Shares under the 33 Act within 60 days after the Registration Statement becomes effective;

                          2.)           Iptimize covenants and agrees that it shall prepare and promptly file with the Securities and Exchange Commission (the “Commission”) all amendments, post-effective amendments and supplements to the Registration Statement as may be necessary under the 33 Act and the regulations of the Commission to permit the sale of the Shares to the public;

                          3.)           The rights of FCBD hereof pursuant to this Section 4 C. may be exercised only by FCBD or any affiliate thereof; and

                          4.)           FCBD acknowledges, agrees and accepts that the Shares shall be the subject of such lock up letters or agreements as shall be required by any investment banking firm or underwriter, on the same terms and conditions as shall be imposed upon the executive officers, directors and principal stockholders of Iptimize.

                          D.          Warrants. Iptimize hereby covenants and agrees that it shall cause the issuance and delivery to FCBD of non-incentive warrants with a ten (10) year term to purchase an aggregate of 4,165,000 shares of Iptimize’s Common Stock, $.0001 par value per share, at an exercise price of $0.75 per share or such price as shall be paid by investors in the permanent portion of the Financing, whichever is greater (the “Warrant”), and determined prior to any contemplated reverse split of IPtimize’s Company’s stock. The shares of Iptimize’s Common Stock, $.0001 par value per share, underlying the Warrant (the “Warrant Shares”) shall be registered under the 33 Act in the Registration Statement.

                          E.          Future Compensation. If Iptimize shall enter into any merger or acquisition activities related to its business plan, FCBD shall, with respect to the first three transactions only, provide advisory services to assess the impact of such transactions upon Iptimize’s enterprise value in relation to its shareholders. Commencing with the fourth merger or acquisition transaction, FCBD’s advisory services shall be at the sole discretion of Iptimize. With respect to the first three merger or acquisition transactions only, FCBD shall be paid additional advisory fees as follows: (i) upon Iptimize’s request, FCBD shall provide detailed financial modeling services in support of Iptimize’s analysis of potential acquisition candidates for a fee of $10,000 per defined request (the “Modeling Fee”); and (ii) upon the completion of any merger or acquisition transaction made by Iptimize during the Term, Iptimize shall pay a fee of $40,000 to FCBD (the “Success Fee”).

          5.           Expenses. It is expressly agreed and understood that normal and reasonable out-of-pocket expenses incurred by FCBD in conjunction with the Services, for example, airfare, hotel lodging, meals and entertainment, transportation, express mail, outside consultants, printing, and audio-visual displays, communication expenses, etc. (“Expenses”), shall be reimbursed by Iptimize. FCBD shall provide Iptimize with: (i) a detailed monthly report of all expenses incurred by FCBD of the preceding month including the nature and amount of each expenditure and a copy of any and all receipts; and (ii) advance written notice of any proposed expenditure in excess of $1,000.

          6.           Representations, Warranties and Covenants. In order to implement the operation of this Agreement, Iptimize and FCBD hereby jointly and severally represent, warrant, covenant, agree and consent as follows:

              A.          Insolvent Financial Condition of the Company. The Company represents and warrants that it has provided, or will provide as available, all material information regarding the financial condition of the Company; and that as of the date of this Agreement, the Company is insolvent, has a negative shareholder equity balance, has outstanding liabilities that can not presently be met by its revenues, and has effectively no market value as a “Pink-Sheet” traded company with no significant shares in float;

           B.          No Breach. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not cause a default in any other previously executed agreement signed by either Iptimize or FCBD;

                    C.          Authority. Both Iptimize and FCBD have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated;

                    D.          Approval. This Agreement has been submitted to, ratified and approved by the Board of Directors of Iptimize and the managers of FCBD;

                    E.          Licenses, Etc. The Parties shall comply with all applicable laws and regulatory requirements at all times. The Parties shall obtain and maintain such authorizations, licenses, permits and other governmental or regulatory agency approvals as are required for the performance of this Agreement by either Party;

                    F.          Valid Issuance. The Shares and the Warrant Shares shall be when issued, duly and validly issued, fully paid and non-assessable;

                    G.          Return of Securities. In the event the Transaction is not consummated, FCBD shall offer Iptimize the exclusive right to repurchase the Shares and the Warrant Shares at $.001 per Share and Warrant Share, respectively;

                    H.          Reservation. Iptimize shall reserve the Warrant Shares for issuance upon the exercise of the Warrant by FCBD; and

                    I.          Restricted Securities. FCBD acknowledges, accepts and understands that until and unless the same are registered under the 33 Act: (i) the Shares and the Warrant Shares will be “restricted securities” as that term is defined under the 33 Act of; (ii) FCBD will be acquiring the Shares and the Warrant Shares solely for FCBD’s own account, for investment purposes and without a view towards the resale or distribution thereof; (iii) the Shares and the Warrant Shares will be subject of stop transfer orders on the books and records of Iptimize’s transfer agent and shall be imprinted with a standard form of restrictive legend; and (iv) any sale of the Shares and the Warrant Shares will be accomplished only in accordance with the 33 Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder.

          7.           Confidential Data and Intellectual Property Rights. The Parties acknowledge, accept and agree that each owns certain intellectual property that may be used in conjunction with the performance of the Services or the consummation of any Business Arrangement. Nothing in this Agreement shall be deemed to grant either Party any right or license to acquire or utilize the other Party’s intellectual property whether through performance of this Agreement or otherwise. Neither Party shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the other Party obtained by it as a result of its engagement hereunder, unless authorized, in writing.

           8.          Indemnity. The Parties hereby mutually agree and consent, at their individual sole cost and expense, to indemnify and hold each other harmless from any and all claims or liabilities brought against one, by individuals or entities not a party to this Agreement, including claims or liabilities of every kind, nature and description, fixed or contingent (including, without limitations, counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities), commencing or occurring as a result of or by reason of any untrue or misleading statement of a material fact, or omission of a material fact, or breach by or failure of the other to perform under any representation, covenant, or commitment made hereunder, or as a result of any misrepresentation made in this Agreement.

          9.          Assignments. Neither Party shall assign or transfer any rights or obligations hereunder, except that, (i) Iptimize may assign or transfer this Agreement to a successor corporation in the event of a merger, consolidation, transfer, or sale of all or substantially all of the assets of Iptimize, provided that no such assignment shall relieve Iptimize from liability for the obligations assumed by it hereunder; and (ii) FCBD may assign or transfer this Agreement to any firm which is an affiliate of FCBD, provided that no such assignment shall relieve FCBD from liability for its obligations hereunder.

          10.          Entire Agreement. In the event that a restructuring and recapitalization plan as contemplated hereby is not accepted and received by the Company, then the terms of this Agreement, including the issuance of the Shares and the Options, but excluding the reimbursement of expenses incurred to date, shall become null and void. Each Party hereby covenants that this Agreement is intended to and does contain and embody all of the understandings and agreements, both written or oral, of the Parties with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, expressed or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated or affected. There are no representations, warranties or covenants other than those set forth in this Agreement.

          11.          Binding Arbitration. The Parties agrees that any and all disputes that arise out of this Agreement shall be submitted to and resolved through final and binding arbitration in the State of Delaware, a neutral forum, in accordance with the rules and regulations of the American Arbitration Association. In such event, the Parties shall split the cost of any arbitration filing and hearing fees and the cost of the arbitrator. Each Party will bear its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing Party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; therefore, the Parties hereby waive any right to a trial, and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The Parties shall accept the verdict or decision of the arbitrator and indemnify and hold the prevailing Party harmless from any and all liability arising out of the subject matter of the arbitration.

          12.          Facsimile Signatures and Counterparts. Facsimile signatures on this Agreement shall be sufficient and acceptable to bind the Parties and for execution of this Agreement. This Agreement shall only be effective and binding when executed by both Parties hereto. This Agreement may be executed in counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement.

          13.          Notices. Any notice required or contemplated by this Agreement shall be deemed sufficiently given when delivered in person, transmitted by facsimile (if followed by a copy by mail within three (3) business days) or sent by registered or certified mail or priority overnight package delivery service to the principal office of the Party entitled to notice or at such other address as the same may designate in a notice for that purpose. All notices shall be deemed to have been made upon receipt, in the case of mail, personal delivery or facsimile, or on the next business day, in the case of priority overnight package delivery service. Such notices shall be addressed and sent or delivered to the Parties at the addresses set forth in the first paragraph of this Agreement, or to such other address of which a Party may notify the other Party in writing.

          14.           Modification, Waiver and Amendment. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any Party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature. No Party may or shall amend this Agreement, in whole or in part, verbally, by reliance, by course of conduct or otherwise, unless expressly and specifically acknowledged in writing and signed by both Iptimize and FCBD.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date above set forth.

First Capital Business Development, LLC

By:

Gary J. Graham, Manager

IPtimize, Inc.

By:

Clinton J. Wilson, CEO and President

By:

John R. Evans, Chairman